Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement and Release” or “Agreement”) dated July 28, 2023, is made by and between Donald A. Kessel, an individual (“Kessel”) and U.S. Energy Corp., a Delaware corporation (“U.S. Energy”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Kessel was appointed as Chief Operating Officer of U.S. Energy effective on January 4, 2022;

WHEREAS, Kessel is not a party to an employment or engagement agreement with U.S. Energy, and his employment with U.S. Energy is at will;

WHEREAS, after discussion among the Parties, the Parties believe that it is in the best interest of Kessel and U.S. Energy to terminate the employment of Kessel with U.S. Energy;

WHEREAS, Kessel’s employment with U.S. Energy is hereby terminated July 28, 2023 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Kessel may have against U.S. Energy and any of the Released Parties as defined below, including, but not limited to, any and all claims arising out of or in any way related to Kessel’s employment with or separation from U.S. Energy, each pursuant to the terms and conditions of this Agreement set forth below.

NOW, THEREFORE, in consideration of the mutual promises made herein and the Severance Payment (defined below) and RSA Vesting (defined below), the receipt and sufficiency of which is acknowledged and confirmed, Kessel and U.S. Energy hereby agree as follows:

1. Severance Payment. Subject to Kessel’s compliance with the terms and conditions of this Agreement and Release, U.S. Energy agrees to pay Kessel $50,000.00, less all applicable withholdings and required deductions (the “Severance Payment”). The Severance Payment shall be paid within 30 days of the Separation Date (the “Payment Date”). Kessel agrees that the Severance Payment to be paid under this Agreement and Release is due solely from U.S. Energy and the Severance Payment and RSA Vesting represents consideration which would not otherwise be due to Kessel.

2. Release of Further Payments. The consideration set forth in Paragraph 1 and Paragraph 20 is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Kessel or on Kessel’s behalf against U.S. Energy. In furtherance of the above, and without limiting any other term or condition of this Agreement and Release, Kessel agrees to release any rights he may have to, and to waive all rights of U.S. Energy to pay, other than as set forth in Paragraph 1 and Paragraph 20, any severance fees, any bonus, accrued compensation, reimbursement for unused vacation days, sick days or other benefits, in connection with severance pay or otherwise, any stock or option compensation, and further acknowledges that he is not owed any funds from U.S. Energy in connection with unreimbursed business expenses as of the date of this Agreement and Release. Kessel further agrees that he has been paid what he is owed by U.S. Energy, if anything, for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that he has been given all time off to which he was entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act. Notwithstanding any other term or condition of this Agreement and Release, Kessel may elect to continue health insurance coverage, following the Separation Date, in accordance with the provisions of COBRA regardless of whether U.S. Energy enters into this Agreement and Release. Kessel’s employment with U.S. Energy shall be deemed mutually terminated by Kessel and U.S. Energy.

Separation and Release Agreement

3. No Further Payments. Except as described in Paragraphs 1 and 20, Kessel acknowledges and agrees that he is not entitled to any other compensation, severance, benefits, stock compensation, options, severance pay, or other payments in connection with his engagement by, or employment or positions with, U.S. Energy or the termination thereof.

4. Kessel Acknowledgements. By entering into this Agreement and Release, Kessel confirms and acknowledges the Separation Date. Kessel further acknowledges and confirms that Kessel has been paid or is being paid for any salary, wages, incentives, bonuses, commissions and any other type of compensation due to Kessel, for work performed through and including the Separation Date. Kessel further acknowledges that, as of the date of Kessel’s signing of this Agreement and Release, Kessel has sustained no injury or illness related in any way to Kessel’s employment with U.S. Energy for which a worker’s compensation claim has not already been filed.

5. Kessel’s General Release. In return for U.S. Energy’s agreement to provide Kessel with the Severance Payment referred to in Paragraph 1 and the RSA Vesting, referred to in Paragraph 20, Kessel agrees to the following, in addition to the other terms and conditions of this Agreement and Release:

a. General Release. Kessel, for Kessel and Kessel’s heirs, beneficiaries, devisees, executors, administrators, attorneys, representatives, and agents, and Kessel’s and his assigns, successors and predecessors, hereby releases and forever discharges U.S. Energy, and its subsidiaries and affiliates, and each of their officers, directors, employees, members, agents, attorneys, predecessors, successors and assigns of each of the foregoing entities (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Kessel ever had, now has, or may have against the Released Parties as of the date of Kessel’s signing of this Agreement and Release. This release includes, but is not limited to, any claims for severance pay, restricted stock, restricted stock units, stock or option compensation, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Older Workers Benefit Protection Act of 1990, the Workers Adjustment and Retraining Notification Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, any claims arising under the Texas Labor Code including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, the Texas Constitution, Texas common law, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any and all other applicable state, county and local ordinances, statutes and regulations, local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Kessel’s employment with and by U.S. Energy or relating to U.S. Energy or his employment with U.S. Energy in general, each to the extent allowed pursuant to applicable law. Along with such release, all benefits to Kessel from U.S. Energy (i.e., health insurance coverage, 401(k) plans and life insurance (if any)) will be terminated. The Released Parties can seek attorneys’ fees, costs, or other damages arising from Kessel for Kessel’s breach of the release. Kessel agrees that, if any portion of this release is found to be unenforceable, the remainder of the release will remain enforceable. This release does not include claims that may not be released under applicable law.

Separation and Release Agreement

b. Unknown Claims. Kessel understands and agrees that the release set forth in Section 5.a above, extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present. In connection therewith, Kessel agrees to the following:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Kessel hereby specifically acknowledges and agrees that (i) Kessel’s waiver of known and unknown claims is knowing and voluntary; (ii) the Severance Payment is in addition to anything of value to which Kessel already is entitled; and (iii) but for this Agreement, Kessel would not be entitled to the Severance Payment or RSA Vesting.

c. Specific Release. Kessel agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Kessel could make on Kessel’s own behalf, but also those which may have been or may be made by any other person or organization on Kessel’s behalf. Kessel specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Kessel’s signing of this Agreement and Release. If Kessel is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Kessel’s signing of this Agreement and Release, Kessel shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Kessel agrees that Kessel will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

6. Nonwaivable Claims. This Agreement and Release is not intended to interfere with Kessel’s exercise of any protected, nonwaivable right, including Kessel’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement and Release, however, Kessel acknowledges that U.S. Energy is not required to pay the Severance Payment set forth herein and that U.S. Energy would not have agreed to pay such amounts to Kessel if not for Kessel agreeing to the terms of this Agreement, such amount is in full satisfaction of any amounts to which Kessel might be entitled and Kessel is forever discharging the Released Parties from any liability to Kessel for any acts or omissions occurring on or before the date of Kessel’s signing of this Agreement and Release. This Agreement and Release is also not intended to diminish any right of indemnity that Kessel may enjoy in respect of his actions or inactions during his tenure as an employee of U.S. Energy.

7. Claims Not Released. Kessel is not waiving any rights hereunder that Kessel may have to: (i) Kessel’s vested U.S. Energy equity grants or any other vested accrued employee benefits under any of U.S. Energy’s health, welfare, or retirement benefit plans as of the Separation Date or unemployment claims (which U.S. Energy agrees not to contest); (ii) any rights or claims Kessel may have for indemnification, and/or contribution, advancement or payment of related expenses pursuant to any Indemnification Agreement entered into with U.S. Energy (“Indemnification Agreement”), or any other written agreement with the Company, the Company’s Bylaws or other organizing documents, and/or under applicable law; (iii) benefits or rights to seek benefits under applicable workers’ compensation (except as to claims under Labor Code sections 132a and 4553), unemployment insurance or indemnification statutes or pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce or challenge the validity of this Agreement; (v) coverage under any directors and officers liability insurance, other insurance policies of U.S. Energy, COBRA or any similar state law; (vi) as a shareholder of U.S. Energy, if applicable; and (vii) any claims arising after the date of this Agreement.

Separation and Release Agreement

8. No Admission. Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The Parties hereto agree and understand that the consideration set forth in Paragraph 1 and the RSA Vesting is in excess of that which U.S. Energy is obligated to provide to Kessel, and that it is provided solely in consideration of Kessel’s execution of this Agreement and Release. U.S. Energy and Kessel agree that the consideration set forth in Paragraph 1 and the RSA Vesting is sufficient consideration for the release being given by Kessel in Paragraph 5, and for Kessel’s other promises herein, including, but not limited to in Paragraphs 9 and 10 hereof.

9. Return of U.S. Energy’s Property. Kessel’s signature below constitutes Kessel’s agreement to return any originals and all copies of all files, minutes and board consents, U.S. Energy documents, shareholder and option information, notes, programs, intellectual property, documents, slides, computer disks, printouts, reports, lists of U.S. Energy’s clients or leads or referrals to prospective clients, and other media or property in Kessel’s possession or control which contain or pertain to Confidential Information (as defined below) and other items provided to Kessel by U.S. Energy, developed or obtained by Kessel in connection with Kessel’s employment with U.S. Energy, or otherwise belonging to U.S. Energy, including all property of U.S. Energy, such as supplies, keys, access devices, books, identification cards, computers, cell phones, laptops, PDAs, telephones, and other equipment by the Separation Date, and that Kessel has not supplied and shall not supply prior to the Separation Date, any such Confidential Information to any person, except as was required to carry out Kessel’s duties as a former employee of U.S. Energy. Furthermore, Kessel has provided U.S. Energy all login ids and passwords relating to U.S. Energy and any websites, programs or software associated with U.S. Energy or Kessel’s prior services performed on behalf of U.S. Energy. Kessel shall immediately delete all files, programs, source code, notes, documents, slides, computer disks, electronically stored information, physically stored information, printouts and other media or property in Kessel’s possession or control which contain or pertain to Confidential Information, to the extent not delivered as discussed above on or prior to the Separation Date.

10. Restrictive Covenants:

a. Confidential Information. Kessel understands and agrees that Kessel may have learned or had access to, or assisted in the development of, highly confidential and sensitive information and trade secrets about U.S. Energy, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to U.S. Energy’s ability to obtain clients, maintain good client relations, and conform to contractual obligations. “Confidential Information” means, as of the Separation Date, any non-public information that relates to the actual business or research and development of U.S. Energy, technical data, trade secrets or know-how, and includes, but is not limited to: (i) financial and business information related to U.S. Energy, such as strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information related to U.S. Energy, such as product formulations, methods, intellectual property, patented technology, patent pending technology, and technology which may be patented in the future, new and innovative product ideas, methods, procedures, devices, equipment, machines, data processing programs, software, software codes, source codes, computer models, and research and development projects; (iii) client and supplier information, such as the identity of U.S. Energy’s clients and suppliers, the names of representatives of U.S. Energy’s clients and suppliers responsible for entering into contracts with U.S. Energy, the amounts paid by such clients and suppliers to U.S. Energy, specific client needs and requirements, and leads and referrals to prospective clients and suppliers; (iv) personnel information, such as the identity and number of U.S. Energy’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or client of U.S. Energy, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling, and operating practices; (vi) any information not included in (i) or (ii) above which Kessel knows or should know is subject to a restriction on disclosure or which Kessel knows or should know is considered by U.S. Energy or U.S. Energy’s clients or suppliers or prospective clients or suppliers to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; (vii) intellectual property, including inventions and copyrightable works; and (viii) any information related to any governmental investigations. Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by U.S. Energy at its great effort and expense. Confidential Information can be in any form: oral, written, or machine readable, including electronic files. For the avoidance of doubt, any information which is disclosed in the filings that U.S. Energy has made or makes in the future with the U.S. Securities and Exchange Commission is not considered Confidential Information.

Separation and Release Agreement

b. Confidentiality Requirements. Kessel acknowledges and agrees that U.S. Energy is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by U.S. Energy at its great effort and expense. Kessel further acknowledges and agrees that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by U.S. Energy, will be highly detrimental to U.S. Energy and will cause it to suffer serious loss of business and pecuniary damage. Accordingly, Kessel agrees that Kessel will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except as expressly authorized by the highest executive officer of U.S. Energy or by order of a court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body or by the laws or regulations of any country with jurisdiction over the affairs of U.S. Energy, after providing U.S. Energy with reasonable notice to contest such order (the “Confidentiality Requirements”).

c. Non-Use of Confidential Information. Kessel agrees to return immediately to U.S. Energy all of U.S. Energy’s property, including all files related to U.S. Energy, upon termination of Kessel’s employment. Kessel shall not retain any copy or other reproduction whatsoever of any U.S. Energy property after the termination of Kessel’s employment, provided that Kessel shall not be required to delete any automatically created back-up files, provided that such file is not generally accessible beyond the need for disaster recovery or similar operation.

d. Mutual Non-Disparagement. U.S. Energy, Kessel and Released Parties agree not to say, write or cause to be said, disseminated, published, issued, communicated or written, any statement that may be considered defamatory, derogatory, or disparaging of each other concerning Kessel, U.S. Energy or any Released Party, Kessel’s employment with U.S. Energy, acts occurring before the signing of this Agreement and Release related to U.S. Energy, before the Separation Date and relating to U.S. Energy or relating to this Agreement and Release and the matters covered hereby, or any other matter whatsoever, provided that nothing shall prohibit Kessel from communicating any concerns about potential violations of law, rule or regulation to the Securities and Exchange Commission, Occupational Safety and Health Administration, EEOC, Department of Justice, Congress, and any agency inspector general or any other government authority or self-regulatory agency (each, an “Agency,” and collectively, “Agencies”), or prohibit Kessel from discussing any such matters with any Agency (collectively, the “Non-Disparagement Requirements”). Nothing in this agreement prevents Kessel from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Kessel has reason to believe is unlawful. Nothing in this Agreement prevents or restricts Kessel from disclosing factual information relating to claims of harassment, discrimination, or retaliation under the Fair Employment and Housing Act (FEHA), the Equal Employment Opportunity Commission, or a state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, including claims based on race, sexual orientation, religion, color, national origin, ancestry, disability, medical condition, and age. Further, nothing in this Agreement or any other agreement by and between U.S. Energy and Kessel shall prohibit or restrict Kessel from (i) voluntarily communicating with an attorney retained by Kessel, (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by any Agencies, (iii) recovering a Securities and Exchange Commission whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Kessel first promptly notifies and provides U.S. Energy with the opportunity to seek, and join in its efforts at the sole expense of U.S. Energy, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Kessel is entitled.

Separation and Release Agreement

e. Non-Interference. For a period of one (1) year from the Separation Date (the “Non-Solicitation Period”), Kessel agrees to not interfere with U.S. Energy’s and any of its affiliates’ business relationships with their employees, consultants, representatives, customers, researchers or suppliers by directly and actively soliciting, recruiting or encouraging same for employment with Kessel or any future employer of Kessel or to leave the service of U.S. Energy or its affiliate(s

f. Reasonableness. Kessel acknowledges and agrees that the restrictions set forth in this Paragraph 10 (which shall survive the termination of the employment of Kessel and the transactions contemplated by this Agreement and Release) are critical and necessary to protect U.S. Energy’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Kessel also acknowledges and agrees that U.S. Energy would be irreparably damaged if Kessel were to breach the covenants set forth in this Paragraph 10 and in the event that Kessel breaches any of the provisions in Paragraph 10, U.S. Energy will be entitled to injunctive relief, in addition to any other damages to which it may be entitled as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this section. Kessel further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Paragraph 10.

g. Invalid or Unenforceable Provisions. Each word, phrase, sentence, Paragraph or provision (each a “Provision”) of this Paragraph 10 is severable. If any Provision of this Paragraph 10 is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Provisions of this Agreement and Release or this Paragraph 10. If any Provision is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed, stricken or modified to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

h. Immunity from Liability: The Defend Trade Secrets Act (“DTSA”) provides Kessel shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The DTSA provides the same immunity for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Under the DTSA, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Separation and Release Agreement

11. Company Credit Cards. U.S. Energy acknowledges and agrees that Kessel has been personally liable for its credit cards. Within 10 days of the Separation Date or a mutually agreed upon date, all credit cards will be removed from Kessel and established on the account of U.S. Energy. After such [10] day period, U.S. Energy acknowledges and agrees that Kessel may terminate such accounts at his convenience.

12. Kessel Property. U.S. Energy acknowledges and agrees that Kessel shall have thirty days from the Separation Date to remove all of his personal items from the executive officers of U.S. Energy as well as its office in Liberty, Texas. Further U.S. Energy acknowledges and agrees that it will either directly pay to Kessel, or promptly reimburse Kessel, for the expenses of moving such personal items to Kessel’s home.

13. Requests for References. U.S. Energy will confirm Kessel’s job title, dates of employment and, with written authorization from Kessel, Kessel’s salary in connection with any requests for references for Kessel’s potential future employers.

14. Non-Disclosure. Kessel agrees and promises not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement and Release, to any person or entity, except to members of Kessel’s immediate family, Kessel’s attorney and Kessel’s accountant and/or financial advisor, provided that such persons agree to keep this information confidential, and except as may be required by law.

15. Costs and Fees Incurred. Each Party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

16. Modifications. This Agreement and Release contains the full agreement of the Parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Kessel and U.S. Energy or their authorized agents.

17. Acknowledgements. Kessel acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by Kessel without reliance upon any statement or representation by U.S. Energy except as set forth herein; (c) Kessel is legally competent to execute this Agreement and Release and to accept full responsibility therefor; (d) Kessel has been given twenty-one (21) days within which to consider this Agreement and Release; (e) Kessel has used all or as much of that twenty-one (21) day period as Kessel deemed necessary to consider fully this Agreement and Release and, if Kessel has not used the entire twenty-one (21) day period, Kessel waives that period not used; (f) Kessel has read and fully understands the meaning of each provision of this Agreement and Release; (g) U.S. Energy has advised Kessel to consult with an attorney concerning this Agreement and Release and has provided Kessel notice and an opportunity to retain an attorney; (h) Kessel knowingly, freely and voluntarily enters into this Agreement and Release; and (i) no fact, evidence, event, or transaction currently unknown to Kessel but which may hereafter become known to Kessel shall affect in any manner the final and unconditional nature of the release stated above.

18. Effective Date. This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by Kessel unless Kessel revokes it by so advising U.S. Energy in writing before the end of the seventh (7th) day after its execution by Kessel (the “Effective Date”). In the event this Agreement is revoked prior to the Effective Date, Kessel shall immediately repay/return the Severance Payment (if paid prior to such date), and shall forfeit such Severance Payment and RSA Vesting.

19. [Intentionally Removed].

20. Vesting of Restricted Stock Awards. As additional consideration for Kessel agreeing to the terms of this Agreement and Release, all unvested Restricted Stock shares held by Kessel , notwithstanding their terms, vested in full as of the Separation Date and become non-forfeitable (the “RSA Vesting”). Kessel shall be solely responsible for the taxes due in connection with the RSA Vesting and agrees to timely pay all such taxes due, and U.S. Energy has not provided Kessel any tax or other advice whatsoever in connection with the RSA Vesting.

Separation and Release Agreement

21. Governing Law and Venue. The terms of this Agreement shall be governed by the laws of the State of Texas, and shall be construed and enforced thereunder. Any dispute arising under this Agreement shall be determined exclusively by a Texas court of appropriate jurisdiction, and the parties acknowledge the existence of sufficient contacts to the State of Texas to confer exclusive jurisdiction upon courts in that state.

22. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by priority or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation and electronically by email with written delivery receipt; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth below or to such other notice address as the other Party has provided by written notice:

If to Former Employer:	If to Former Employee:

U.S. Energy Corp.	Donald A. Kessel
1616 S. Voss, Suite 725,
3507 Audubon Place, Unit A
Houston, Texas 77057	Houston, TX 77006

Email:	Email: dkessel@bdogconsulting.com

23. Waiver. The waiver by a Party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by the other Party.

24. Severability. The provisions of this Agreement and Release are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of this Agreement and Release will continue in force, and the Parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

25. No Benefit for Others. The Parties acknowledge that Kessel’s right to the Severance Pay and RSA Vesting described herein shall be determined exclusively under the provisions stated herein, and this Agreement and Release is not intended to, and does not, create rights for the benefit of any other employee or person.

26. No Wrongful Conduct. Kessel represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with its execution of this Agreement and Release has he (i) knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of U.S. Energy; (ii) breached any material agreement or policies of U.S. Energy; or (iii) violated in any material way any state, federal, local or other law, including any securities laws or regulations.

27. No Assignment or Transfer. Kessel warrants and represents that Kessel has not heretofore assigned or transferred to any person not a party to this Agreement and Release any released matter or any part or portion thereof and he shall defend, indemnify and hold U.S. Energy and each Released Party harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

Separation and Release Agreement

28. Not Assignable. This Agreement and Release is personal to Kessel and shall not, without the prior written consent of U.S. Energy, be assignable by Kessel. This Agreement and Release shall inure to the benefit of and be binding upon U.S. Energy and its respective successors and assigns and any such successor or assignee shall be deemed substituted for U.S. Energy under the terms of this Agreement and Release for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires ownership of U.S. Energy, acquires all or substantially all of U.S. Energy’s assets, or to which U.S. Energy assigns this Agreement and Release by operation of law or otherwise.

29. Forfeiture of Severance Payment. Kessel agrees that he will forfeit (and be forced to return) the Severance Payment payable by U.S. Energy pursuant to this Agreement and Release upon severance of Kessel’s employment with U.S. Energy if Kessel challenges the validity of this Agreement and Release.

30. Counterparts. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

31. Clawback. Kessel agrees that, notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Kessel under any other agreement or arrangement with U.S. Energy which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback to the extent set forth in any policy adopted by U.S. Energy pursuant to any law, government regulation or stock exchange listing requirement to the extent generally applicable to all of U.S. Energy’s executive officers. With respect to any potential clawback or recovery effected or subject to a determination by the Board of Directors (the “Board”), the Board will make its determination for clawback or recovery in good faith, upon advice of counsel, and in accordance with any applicable law or regulation, and to the extent permitted by law, only after (i) providing Kessel prior written notice of the deliberation of such potential clawback or recovery and (ii) providing Kessel (and his counsel) an opportunity to present to the Board all relevant information related to such determination.

32. Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities and ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement (including without limitation any Severance Payment) is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Kessel acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Kessel to incur any additional tax or interest under Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility. U.S. Energy and Kessel will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Kessel under Section 409A. In no event will the Released Parties have any obligation, liability or responsibility to reimburse, indemnify or hold harmless Kessel for any taxes imposed, or other costs incurred, as a result of Section 409A. The Separation Date is intended to constitute Kessel’s “separation from service” within the meaning of Section 409A.

[Remainder of page left intentionally blank. Signature page follows.]

Separation and Release Agreement

IN WITNESS WHEREOF, the Parties have hereunto set their hands.

Donald A. Kessel		U.S. Energy Corp.

Signature:	/s/ Donald A. Kessel	Signature:	/s/ Ryan Smith
		Printed Name:	Ryan Smith
		Title:	CEO

July 28, 2023	July 31, 2023
Date	Date

Separation and Release Agreement
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